UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 25, 2005

Internet Security Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23655	58-2362189
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6303 Barfield Road, Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 236-2600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

The disclosure set forth in the second, third and fourth paragraphs under Item 5.02 of this current report is incorporated by reference in response to this Item 1.01.

Item 2.02    Results of Operations and Financial Condition.

On October 25, 2005, Internet Security Systems, Inc. (the “Company”) issued a press release regarding its financial results for the quarter ended September 30, 2005. The press release also provided the Company’s Business Outlook and forward-looking information regarding its expectations for the quarter and year ending December 31, 2005. A copy of the press release is attached as Exhibit 99.1.

Attached to this report on Form 8-K as Exhibit 99.2 is supplemental financial data expected to be mentioned during the Company’s earnings call scheduled for 4:30 p.m. Eastern time, October 25, 2005.

The information in this Report, including the Exhibits attached hereto, is furnished solely pursuant to Item 2.02 of this Form 8-K. Consequently, it is not deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or Securities Act of 1933 if such subsequent filing specifically references this Form 8-K.

This report and its exhibits, other than historical information, include forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements appear in our press release (including our revenue and GAAP and non-GAAP income estimates for the fourth quarter and full year 2005), and in our supplemental financial data. Risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in ISS’ periodic filings with the Securities and Exchange Commission, including ISS’ 2004 Annual Report on Form 10-K. These filings can be obtained either by contacting ISS Investor Relations or through ISS’ Web site at www.iss.net or the Securities and Exchange Commission’s Web site at www.sec.gov.

Item 5.02.     Appointment of Principal Officers

The Company announced on October 25, 2005 that Raghavan Rajaji is joining the Company in November as senior vice president finance & administration and chief financial officer. The addition of Mr. Rajaji fulfills the succession plan, announced in May 2005, for the Company’s current chief financial officer, Rich Macchia. Mr. Macchia will remain with ISS in a full-time capacity through the end of 2005, and will continue transitional services into 2006. On October 25, 2005 the Company issued a press release announcing Mr. Rajaji’s appointment. A copy of the press release is attached as Exhibit 99.1.

Mr. Rajaji, who is 58 years old, is joining the Company from Manugistics Group, Inc., a provider of supply chain, demand and revenue management software products and services, where he had served as executive vice president and chief financial officer since December 1999. Mr. Rajaji will be paid an initial annual salary of $315,000, will receive customary equity incentives, is entitled to customary benefits available to the Company’s executives, and will participate as a “corporate executive” in the Company’s incentive bonus plan. Achievement of performance under the bonus plan is measured by reference to goals for revenues, earnings per share, contribution margin, and/or days sales outstanding (which is a Company measure of collections on billings).

As it has with some of its other executive officers, the Company has entered into its standard retention agreement with Mr. Rajaji, pursuant to which the Company will pay him a severance payment if his employment is terminated under certain circumstances following a change in control of the Company. If Mr. Rajaji is terminated by the Company other than for cause or his death or disability, or if he resigns for good reason, within two years following a change in control of the Company (and while his retention agreement is in effect), he is entitled to receive, in addition to his normal salary and other compensation and benefits earned or payable through the date of his termination, severance payments equal to one and a half times the sum of his annual salary and targeted quarterly and annual bonuses for the year in question. The initial term of the retention agreement is two years. The agreement renews automatically at the end of the initial term for additional one-year periods, unless the Company gives notice of non-renewal within 90 days of expiration. Upon the occurrence of a change in control, or potential change in control, of the Company, the term is automatically extended for an additional two years. Payments under the retention agreement may become due if a change of control occurs while the agreement is in effect, or if a potential change in control occurs while the agreement is in effect and an actual change in control occurs within 120 days of the potential change in control.

The foregoing summaries of the incentive bonus plan and retention agreement are qualified in their entirety by the full text of ISS’ incentive bonus plan and retention agreement forms filed herewith.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits

10.1	Form of Executive Incentive Plan (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 3, 2005, Commission File No. 000-23655).

10.2	Form of Retention Agreement (incorporated by reference from Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, Commission File No. 000-23655).

99.1	Press Release Announcing Earnings and CFO Succession

99.2	Supplemental Financial Data

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 25, 2005 INTERNET SECURITY SYSTEMS, INC.

By:	/s/ Richard Macchia
Richard Macchia Chief Financial Officer